Exhibit 99.1

VAIL RESORTS, INC.

NEWS RELEASE

FOR IMMEDIATE RELASE

Vail Resorts Contacts:

Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS CLOSES ON SALE OF THE LODGE AT RANCHO MIRAGE

VAIL, Colo. – August 2, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today that one of its subsidiaries closed its transaction to sell the Lodge at Rancho Mirage for $33.0 million to GENLB-Rancho LLC ("GenLB"), a partnership led by the Gencom Group, a private Miami-based hospitality investment firm. The transaction price indicates a total value of the hotel of approximately $137,500 per key. The Company estimates that the sale will generate an approximate $11.1 million pretax loss (an approximate $6.9 million post-tax loss) on sale of hotel assets, which will be recorded in the fourth quarter of fiscal 2005. The hotel will retain its current name, will continue to be branded a RockResort, and will continue to be managed by the lodging group of Vail Resorts under a multi-year management contract with GenLB.

Adam Aron, Vail Resorts chairman and chief executive officer, commented, "Vail Resorts is quite pleased to announce the closing of the sale of the Lodge at Rancho Mirage for a myriad of reasons. First, the sale price translates into a multiple of the hotel's foregone minimal cash flow streams dramatically in excess of the cash flow stream multiples at which our resort business has traditionally been valued. Second, Vail Resorts has retained a multi-year management agreement to continue to manage the hotel as a RockResort. Third, the new owner has committed its own funds to continue the multi-million dollar renovation that had been initiated by us earlier this year. And last, Vail Resorts has the potential to receive additional future proceeds from future real estate development on the adjacent land included in the hotel sale."

Aron added, "Since we first announced last year that we were contemplating selling a few of our owned hotels, at what we believed could be attractive prices, we have successfully sold our interest in three hotel properties in fiscal 2005: one RockResort, one Marriott and one Ritz-Carlton. The benefit from having done so is clear. Vail Resorts has brought in approximately $108 million of cash proceeds from these sales, while foregoing only $2.9 million of Reported EBITDA (prior to considering the partial and favorable offset of new management fee income), as measured for the 12 month period ended April 30, 2005. What's more, we still manage two of these properties under multi-year management contracts and receive recurring management fees for doing so (we co-developed but never actually managed the third). Clearly, the implementation of this strategy to switch the balance of managed versus owned hotel properties over the past year has been beneficial for Vail Resorts."

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including adverse changes in the real estate and hotel markets. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Investors are also directed to other risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004 and other documents filed by the Company with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA has been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company's three most recent hotel dispositions for the twelve months ended April 30, 2005.

		Less:	Plus:
	Fiscal Year	Nine Months	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended
($ in thousands)	July 31, 2004	April 30, 2004	April 30, 2005	April 30, 2005

Reported EBITDA of disposed hotel operations	$ 1,183	$ 2,367	$ 4,064	$ 2,880
Remaining Lodging Reported EBITDA	10,595	8,614	11,123	13,104
Total Lodging Reported EBITDA	11,778	10,981	15,187	15,984
Mountain Reported EBITDA	132,828	155,508	178,277	155,597
Real Estate Reported EBITDA	30,939	31,782	6,283	5,440
Total Reported EBITDA	175,545	198,271	199,747	177,021
Depreciation and amortization expense	(86,377)	(65,340)	(69,387)	(90,424)
Asset impairment charge	(1,108)	(933)	(1,573)	(1,748)
Mold remediation	(5,500)	(5,500)	--	--
Loss on disposal of fixed assets	(2,345)	(1,567)	(1,519)	(2,297)
Investment income, net	1,886	1,338	1,443	1,991
Interest expense	(47,479)	(36,930)	(30,734)	(41,283)
Loss on extinguishment of debt	(37,084)	(36,195)	(612)	(1,501)
Gain on sale of equity investment	--	--	5,690	5,690
(Loss) gain on put options, net	(1,875)	(1,739)	741	605
Other income (expense), net	(179)	(9)	49	(121)
Minority interest in income of consolidated subsidiaries, net	(4,000)	(6,181)	(6,980)	(4,799)
(Loss) income before provision for income taxes	(8,516)	45,215	96,865	43,134
Benefit (provision) for income taxes	2,557	(14,871)	(37,293)	(19,865)
Net (loss) income	$ (5,959)	$ 30,344	$ 59,572	$ 23,269